Schedule B

Fee Schedule

This Schedule B is part of the ETF Distribution Agreement effective December 1, 2020 (the “Agreement”) by and between New Age Alpha Trust (the “Trust”) and Northern Lights Distributors, LLC (“NLD”).

Fund(s)
AVDR US LargeCap Leading ETF
AVDR US LargeCap ESG ETF
AVDR Quality High Yield Corporate Bond ETF
AVDR International Leading ETF

Each of the above referenced funds a “Fund” and collectively, the “Funds”.

Service Fees:

[REDACTED]

Registered Representative Licensing:

[REDACTED]

Out-of-Pocket Expenses:

[REDACTED]

New Age Alpha Advisors, LLC, the investment adviser to the Funds, agrees to pay Distributor the fees and expenses due and payable according to this fee schedule within 15 days after receipt of an invoice.

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the ETF Distribution Agreement effective January 19, 2022.

New Age Alpha Trust (for the above referenced Fund(s)) By: /s/ Keith D. Kemp_______________ Name: Keith D. Kemp Title: President	Northern Lights Distributors, LLC By: /s/ Kevin Guerette_______________________ Kevin Guerette President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) NLD expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) NLD's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any NLD employees who are involved in the procurement of the services under the Agreement then NLD may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of NLD for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to NLD in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

New Age Alpha Advisors, LLC

555 Theodore Fremd Avenue, Suite A-101

Rye, NY 10580

By: /s/ Armen Arus________________

Name: Armen Arus

Title: Chief Executive Officer